Exhibit 10.8

Execution version

AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended & Restated Executive Employment Agreement is made as of 9th day of March, 2020, between

VIREO HEALTH INTERNATIONAL, INC.

(the “Company”)

and

BRUCE LINTON

(the “Executive”)

RECITALS

A.           The Company and the Executive have an employment relationship pursuant to an employment agreement between the Company and the Executive dated November 6, 2019 (the “Original Employment Agreement”);

B.            The Company and the Executive and wish to amend the terms of the Original Employment Agreement for their mutual benefit;

C.            The Company and the Executive wish to enter into this Agreement respecting the Executive’s terms and conditions of employment, including the agreement of the Executive to be bound by the restrictive covenants set out in Article 7 hereof;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and the Executive, the parties hereby covenant and agree as follows:

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions.

In this Agreement:

(1)            “Affiliate” of a person means any person that directly or indirectly controls, is controlled by, or is under common control with, that person;

(2)            “Agreement” means this agreement, including any schedules hereto, as amended, supplemented, or modified in writing from time to time;

(3)            “Board” means the Company’s board of directors;

(4)            “Business” means the business of growing, processing and dispensing medical marijuana in multiple U.S. states outside of the State of Michigan;

(5)            “Change of Control” means any of the following:

(a)	any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert (other than the Company or any wholly owned subsidiary of the Company) thereafter acquires the direct or indirect “beneficial ownership” (as defined in the Business Corporations Act (British Columbia)) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, including, without limitation, as a result of a Take-Over Bid, an issuance or exchange of securities, an amalgamation of the Company with any other person, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person or any group of two or more persons acting jointly or in concert (other than a wholly-owned subsidiary of the Company);

(c)	the date which is 10 business days prior to the consummation of a complete dissolution or liquidation of the Company, except in connection with the distribution of assets of the Company to one or more persons which were wholly- owned subsidiaries of the Company prior to such event;

(d)	the occurrence of a transaction requiring approval of the Company's security holders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than an exchange of securities with a wholly-owned subsidiary of the Company);

(e)	the Board passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred; or

(f)	a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;

(6)           “Company Works” means any works of authorship, inventions, intellectual property, materials, documents or other work product that the Executive creates, invents, designs, develops, contributes to or improves, either alone or jointly with others, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of the Confidential Information or other resources of the Company and/or its Affiliates.

(7)           “Confidential Information” means information disclosed or readily accessible to the Executive or acquired by the Executive as a result of the Executive’s employment with the Company and which is not in the public domain or otherwise required to be publicly disclosed by applicable law and includes, but is not limited to, information relating to the Company’s or any of its Affiliates’ current, future or proposed products/services or development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Company’s past, present and prospective customers and clients, technical data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, compensation arrangements, budgets, financial statements, and any information received by the Company from third parties pursuant to an obligation of confidentiality;

(8)           “Date of Termination” means the Executive’s last active day of employment with the Company without regard to any notice of termination or pay in lieu thereof, deemed or notional notice period, or period during which the Executive receives pay in lieu of notice, termination pay, severance payments, or salary continuance, whether pursuant to statute, this Agreement, common law or otherwise;

(9)           “Triggering Transaction” means: (a) a Change of Control or (b) a debt, equity or hybrid financing transaction, regardless of whether secured or unsecured, whether publicly or privately sourced, and whether the proceeds are paid to the Company or any subsidiary of the Company for aggregate gross proceeds of at least $8 million. A Triggering Transaction can be comprised of a single transaction or multiple, related transactions.

(10)         “Just Cause” means any one or more of the following committed by the Executive: willful misconduct in the performance of the Executive’s duties or other intentional and material violation of the Company’s policies and procedures; breach of any fiduciary duty the Executive owes to the Company; conviction of the Executive of any criminal offence involving an act of dishonesty, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction; any neglect of duty, wilful failure to perform the essential duties of the Executive’s position in a reasonably satisfactory manner (other than any such neglect or failure resulting from disability), or other material breach of any material provision of this Agreement by the Executive which is not cured after 30 days’ written notice by the Company to the Executive; or any other act or omission that amounts to just cause for summary dismissal at common law;

(11)         “Take-Over Bid” means a take-over bid as defined in National Instrument 62-104 – Take- Over Bids and Issuer Bids;

(12)         “Territory” means the United States of America; and

(13)         “Total Disability” means any physical or mental incapacity, disease or affliction of the Executive (as determined by a legally qualified medical practitioner) which has prevented or which will prevent the Executive from performing the essential duties of the Executive’s position (taking into account accommodation by the Company in accordance with applicable human rights legislation) for a continuous period of six (6) months or any cumulative period of 180 days in any 12 consecutive month period.

ARTICLE 2 – TERM

This Agreement, and the Executive’s employment with the Company hereunder, shall commence effective November 7, 2019 (the “Effective Date”) and will continue until the three (3) year anniversary of the Effective Date (the “End Date”), unless terminated earlier in accordance with Article 6 of this Agreement.

ARTICLE 3 – EMPLOYMENT AND POSITION

Section 3.1 Position.

Subject to the terms and conditions set out in this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, in the position of Executive Chairman.

Section 3.2 Travel.

The Executive acknowledges that the duties of the Executive’s position may require some travel within and outside Canada.

Section 3.3 Representations and Warranties of Executive.

The Executive represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party, provided that during the period commencing as of the date hereof and ending on the earlier of (i) July 3, 2021; and (ii) the termination of this Agreement in accordance with its terms, neither the Company nor any of its Affiliates, alone or in partnership or association with any other person, corporation, partnership, business, or entity, shall be engaged in the growing, extraction, and sales of cannabis and cannabis related products within Canada.

Section 3.4 Representations and Warranties of the Company.

The Company represents and warrants to the Executive that neither the Company nor any of its Affiliates, alone or in partnership or association with any other person, corporation, partnership, business, or entity, is engaged in the growing, extraction, and sales of cannabis and cannabis related products within Canada.

Section 3.5 Company’s Covenant.

The Company covenants and agrees that during the period commencing as of the date hereof and ending on the earlier of (i) July 3, 2021; and (ii) the termination of this Agreement in accordance with its terms, neither the Company nor any of its Affiliates, alone or in partnership or association with any other person, corporation, partnership, business, or entity, shall be engaged in the growing, extraction, and sales of cannabis and cannabis related products within Canada.

ARTICLE 4 – DUTIES

Section 4.1 Not Full-Time Employment; Outside Activities.

The Executive’s position with the Company does not constitute the Executive’s full-time employment. Throughout the duration of the Executive’s employment, the Executive shall devote reasonable time and attention to the business and affairs of the Company, acting in the best interests of the Company. Notwithstanding the foregoing, the parties mutually agree that the Executive shall be permitted to engage in other directorship, consulting or other business activity (collectively, the “Outside Activities”), subject to compliance with applicable law and so long as such activities do not interfere with the Executive’s ability to fulfill his obligations to the Company under this Agreement or place the Executive into any conflict of interest in respect of his duties hereunder. In the event of an actual or potential conflict of interest vis-à-vis the Outside Activities and the Executive’s duties hereunder (a “Conflict of Interest”), the Executive shall immediately upon becoming aware of such Conflict of Interest recuse himself from all discussions, decisions and actions taken by or on behalf of the Company, on one hand, and the Outside Activities, on the other hand, which relate to the Conflict of Interest. For greater certainty, a Conflict of Interest includes any situation, whether actual or perceived, where the Executive’s ability to fulfill his obligations to the Company under this Agreement (including without limitation his fiduciary duty to act honestly, in good faith and with a view to the best interests of the Company) could reasonably be expected to be compromised.

Section 4.2 Duties; Reporting.

The Executive shall report to and be subject to the direction of the Board. The Executive’s role will initially consist primarily of leading the Company’s strategic and capital markets activities, and shall include but not be limited to the following:

(a)	The Executive shall use reasonable efforts to mention the Company favorably to reputable, broadly distributed media;

(b)	The Executive shall use reasonable efforts to attend conferences, analyst/investor calls and earnings calls as reasonably requested by the Company;

(c)	The Executive shall use reasonable efforts to assist in all of the Company’s capital raises and other financing activities; and

(d)	The Executive shall use reasonable efforts to facilitate the Company entering into beneficial relationships with domestic and international investors, lenders, customers, suppliers, joint venture partners, co-marketing partners and co- branding partners.

The Executive shall have other duties and responsibilities consistent with the Executive’s position as may reasonably be assigned to the Executive by the Board from time to time. The Executive shall comply with all applicable laws in the performance of the Executive’s duties. For greater clarity, the Executive shall not be obligated to carry on any of the activities set out in this Section 4.2 if such activities would violate applicable laws, “quiet period” policies or any other governance policies of the Company that are applicable to the Executive. Except for the Executive’s duties as a member of the Board, the Executive’s duties and responsibilities shall be undertaken at the Executive’s reasonable discretion during the period commencing on December 15 and ending on January 15 (the “Holiday Period”) of any particular year during the term of this Agreement, provided that if the Company is actively engaged in capital raising, other financing activity or M&A activity during the Holiday Period, the Executive shall use all reasonable efforts to assist the Company in such capital raising, other financing activity or M&A activity.

ARTICLE 5 – COMPENSATION AND BENEFITS

Section 5.1 Base Salary.

The Executive’s base salary shall be US$250,000 per year (the “Base Salary”). During the period commencing on the Effective Date and ending on the date of closing a Triggering Transaction (the “Salary Trigger Date”), the Company shall pay the Executive only that portion of the Executive’s Base Salary that is equal to the minimum wage rate required by the Employment Standards Act, 2000, as amended (the “Act”). On the Salary Trigger Date, all accrued, unpaid Base Salary due to the Executive shall promptly, and in no event later than 5 business days following closing of such Triggering Transaction, be paid to the Executive and for each successive year that the Executive is employed with the Company following the Salary Trigger Date, the Executive shall be paid the full amount of the Base Salary. All payments to the Executive of Base Salary shall be made less applicable deductions and withholdings, in accordance with the Company’s standard payroll practices and prorated in any year where the Executive is not actively employed with the Company for the full calendar year. The Company has the sole discretion to increase the Executive’s Base Salary annually or on some other basis, based on personal and corporate achievements and the overall financial performance of the Company.

Section 5.2 [Intentionally deleted.]

[Intentionally deleted.]

Section 5.3 Incentive Warrants.

The Company approved the grant to the Executive of an aggregate of 15,000,000 non- transferrable share purchase warrants (the “Incentive Warrants”) on November 6, 2019, with each Incentive Warrant entitling the Executive to acquire one subordinate voting share of the Company (a “Share”) at the following exercise prices:

(a)	10,000,000 Incentive Warrants at an exercise price of US$1.02 per Share (the “First Tranche Incentive Warrants”);

(b)	2,500,000 Incentive Warrants at an exercise price of US$3.81 per Share (the “Second Tranche Incentive Warrants”); and

(c)	2,500,000 Incentive Warrants at an exercise price of US$5.86 per Share (the “Third Tranche Incentive Warrants”).

The Incentive Warrants have a term expiring on November 6, 2024 (the “Incentive Warrant Expiry Date”) and vest as follows: (i) 5,000,000 First Tranche Incentive Warrants, 1,250,000 Second Tranche Incentive Warrants and 1,250,000 Third Tranche Incentive Warrants vest on November 6, 2020; and (ii) 5,000,000 First Tranche Incentive Warrants, 1,250,000 Second Tranche Incentive Warrants and 1,250,000 Third Tranche Incentive Warrants vest on November 6, 2021, subject to the provisions of this Section 5.3.

During the term of the Incentive Warrants, should the Executive’s employment be terminated pursuant to Section 6.1(3) or Section 6.1(5) (i) any Incentive Warrants which have then vested and which have not been duly and properly exercised prior to such time will have their term and the Incentive Warrant Expiry Date accelerated to the date that is one year from the Date of Termination (the “Accelerated Expiry Date”) and such vested Incentive Warrants will remain exercisable until the Accelerated Expiry Date and any Incentive Warrants not so exercised by the Accelerated Expiry Date will cease to be exercisable and will expire and become null and void and (ii) any Incentive Warrants which have not then vested will immediately cease to be exercisable and will expire and become null and void as of the Date of Termination.

During the term of the Incentive Warrants, should the Executive cease to be an employee of the Company for any reason, other than as a result of a termination pursuant to Section 6.1(3) or Section 6.1(5), the Incentive Warrants which have not then vested will immediately prior to the Date of Termination be deemed to become vested and such Incentive Warrants will remain exercisable until the Accelerated Expiry Date.

In the event of a Change of Control during the term of the Incentive Warrants, the Incentive Warrants which have not then vested will immediately prior to the Change of Control be deemed to become vested and such Incentive Warrants will remain exercisable until the Incentive Warrant Expiry Date.

Section 5.4 Exemption from Prospectus Requirements.

On or prior to the issuance of the Incentive Warrants, the Executive executed and delivered a Form 45-106F12 – Risk Acknowledgement Form for Family, Friends and Business Associates in the form attached as Schedule D.

The Executive hereby represents, warrants to, and covenants with, the Company (which representations, warranties and covenants will survive the issuance of the Incentive Warrants) as follows:

a)	no prospectus has been filed by the Company with any securities commission or similar authority, in connection with the issuance of the Incentive Warrants, and the issuance of the Incentive Warrants is subject to such issue being exempt from the prospectus/registration requirements under applicable securities laws and accordingly:

i.	the Executive is restricted from using certain of the civil remedies available under such legislation;

ii.	the Executive may not receive information that might otherwise be required to be provided to it under such legislation; and

iii.	the Company is relieved from certain obligations that would otherwise apply under such legislation;

b)	the Executive has been advised to consult its own legal advisors with respect to the merits and risks of an investment in the Incentive Warrants and with respect to applicable resale restrictions and the Executive is solely responsible (and the Company is in no way responsible) for compliance with applicable resale restrictions;

c)	to the knowledge of the Executive, the issue of the Incentive Warrants was not accompanied by any advertisement;

d)	the Executive acknowledges and consents to the collection and retention by the Company of certain information, including personal information, regarding the Executive and the issuance of the Incentive Warrants. The Executive acknowledges and agrees that this information will be retained on the warrant register of the Company which may be available for inspection by the public. The Executive further consents and agrees to the release of this information to the securities regulatory authorities and any securities exchange the Company may become listed on, as required by law, and regulatory and exchange policies;

e)	the Executive is sophisticated in financial investments, has had access to and has received all such information concerning the Company that the Executive has considered necessary in connection with the issuance of the Incentive Warrants;

f)	no agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the Incentive Warrants;

g)	the Executive acknowledges that the Company may complete additional financings in the future which may have a dilutive effect on existing shareholders at such time, including the Executive;

h)	to the knowledge of the Executive, no commission or finder’s fee was paid to any director, officer, founder, or control person of an issuer or an affiliate of the Company in connection with the issue of the Incentive Warrants; and

i)	the Company will rely on the representations and warranties made herein or otherwise provided by the Executive to the Company in completing the issue of the Incentive Warrants to the Executive.

The Company hereby represents, warrants to, and covenants with, the Executive (which representations, warranties and covenants will survive the issuance of the Incentive Warrants) as follows:

a)	the Company has the power and authority to create, issue and deliver the Incentive Warrants;

b)	the Shares will, at the time of exercise of the Incentive Warrants, be duly allotted, validly issued, fully paid and non-assessable and will be free of all liens, charges and encumbrances and the Company will reserve sufficient shares in the treasury of the Company to enable it to issue the Shares;

c)	the Company has complied, or will comply, with all applicable securities laws in connection with the issuance of the Incentive Warrants;

d)	the Company has complied and will comply fully with the requirements of all applicable corporate and securities laws and administrative policies and directions, in relation to the issuance of the Incentive Warrants and the trading of its securities;

e)	the issue and sale of the Incentive Warrants by the Company does not and will not conflict with, and do not and will not result in a breach of, or constitute a default under (A) any law, statute, rule or regulation applicable to the Company including, without limitation, the applicable securities laws; (B) the constating documents, articles or resolutions of the Company which are in effect at the date hereof; (C) any agreement, debt instrument, mortgage, note, indenture, instrument, lease or other document to which the Company is a party or by which it is bound; or (D) any judgment, decree or order binding the Company or the property or assets of the Company; and

j)	the Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Shares on or from the Canadian Securities Exchange or on or from any stock exchange, market or trading or quotation facility on which its common shares are listed or quoted and the Company shall comply, in all material respects, with the rules and regulations thereof.

Section 5.5 Loan.

Provided that (i) the Company receives binding commitments from subscribers for a Triggering Transaction on or before March 7, 2020, which Triggering Transaction is thereafter completed on or before March 9, 2020; and (ii) in connection with the Triggering Transaction, the Executive subscribes, directly or indirectly, for equity securities of the Company in an amount no less than $1,000,000 and delivers the full amount due under the subscription agreement on or before March 9, 2020, the Company shall advance to the Executive, in one or more tranches, an amount equal to US$10,200,000 by way of a loan (the “Loan”) pursuant to the terms of the promissory note (the “Note”) attached hereto as Schedule B. The Company shall make the Loan effective as of March 9, 2020, provided that (i) the Company receives binding commitments from subscribers for a Triggering Transaction on or before March 7, 2020, which Triggering Transaction is thereafter completed on or before March 9, 2020; and (ii) in connection with the Triggering Transaction, the Executive subscribes, directly or indirectly, for equity securities of the Company in an amount no less than $1,000,000 and delivers the full amount due under the subscription agreement on or before March 9, 2020. The Executive agrees to draw down on the Loan, in whole or in part, solely to exercise the First Tranche Incentive Warrants that at the time of exercise are beneficially owned by the Executive.

Section 5.6 Insider Lock-Up Agreements.

On or prior to the Effective Date, the Company obtained a lock-up agreement, in a form acceptable to the Executive, acting reasonably, from each of the directors and officers of the Company and its Affiliates (collectively, the “Insiders”) whereby the Insiders agree not to sell, transfer, pledge or otherwise dispose of any Shares of the Company or securities exchangeable or convertible into Shares of the Company until November 6, 2020.

Section 5.7 Service Bonus.

Provided that (i) the Company receives binding commitments from subscribers for a Triggering Transaction on or before March 7, 2020, which Triggering Transaction is thereafter completed on or before March 9, 2020; and (ii) the Executive subscribes, directly or indirectly, for equity securities of the Company in an amount no less than $1,000,000 in connection with the Triggering Transaction and delivers the full amount due under the subscription agreement on or before March 9, 2020, the Executive shall be eligible to receive one or more bonuses (each a “Service Bonus”) for services performed on behalf of the Company during the term of this Agreement which, in the aggregate, shall be equal to the total amount of Eligible Draw Downs made by the Executive. Each Service Bonus shall be earned by and payable to the Executive on the one-year anniversary of the date that the Executive makes an Eligible Draw Down.

For the purposes of this Section 5.7, an “Eligible Draw Down” means a draw down on the Loan by the Executive in order to exercise First Tranche Incentive Warrants on a date when the Company’s market capitalization, calculated on an as-converted subordinate voting share basis based on the volume weighted average trading price of the subordinate voting shares during the 20-day period immediately preceding the date of exercise of such Incentive Warrants, equals or exceeds $275,831,882.50 (being two times the Company’s market capitalization, calculated on an as-converted subordinate voting share basis based on the closing price of the subordinate voting shares on the close of trading on February 14, 2020).

Notwithstanding the immediately preceding paragraph, upon the occurrence of a Change of Control, an Eligible Draw Down shall mean any draw down on the Loan by the Executive in order to exercise Incentive Warrants irrespective of the Company’s market capitalization on the date of such draw down.

For illustrative purposes, if the Executive makes an Eligible Draw Down in the amount of $100,000 on July 1, 2020, he shall be entitled to receive a Service Bonus of $100,000, less applicable deductions and withholdings, on July 1, 2021. In the event that the Executive does not make any Eligible Draw Downs, the Executive shall not be entitled to receive a Service Bonus.

Section 5.8 Benefits.

The Executive shall be eligible to participate in the Company’s group insured benefit plan, subject to the terms and conditions of such plan and applicable policies, as may be amended from time to time without advance notice. The Company reserves the right to change its benefit plan or carrier in its sole and absolute discretion.

Section 5.9 Vacation.

The Executive shall be entitled to four (4) weeks of vacation per calendar year, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties and as agreed upon between the Executive and the Company. Vacation must be used every year and cannot be carried-forward or paid out at year end (except as required in order to comply with applicable employment standards legislation).

Section 5.10 Reimbursement of Expenses.

The Executive will be eligible for reimbursement of reasonable and necessary business and travel expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, upon presentation of proper receipts or other proof of expenditure acceptable to the Company, in accordance with the Company’s expense reimbursement policy. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Company may establish from time to time.

Section 5.11 No Other Benefits.

The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement, or as mandated by applicable laws, or as otherwise approved in writing and signed by the Company and the Executive.

ARTICLE 6 – TERMINATION OF EMPLOYMENT

Section 6.1 Termination.

The Executive’s employment will automatically terminate on the End Date without any further obligation from the Company to the Executive, whether on account of notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits or any damages whatsoever, except as may be required by the Act; provided, however, that the Executive’s employment may be terminated earlier as follows:

(1)           Death. This Agreement and the Executive’s employment shall automatically terminate upon the death of the Executive.

(2)           Total Disability. The Company may terminate this Agreement and the Executive’s employment at any time as a result of Total Disability in accordance with Section 6.4.

(3)           Just Cause. The Company may terminate this Agreement and the Executive’s employment at any time for Just Cause in accordance with Section 6.3.

(4)           Without Just Cause. The Company may terminate this Agreement and the Executive’s employment at any time without Just Cause, for any reason or no reason whatsoever, by providing written notice to the Executive specifying the effective Date of Termination (which may be forthwith). In such event, the Company shall provide, and the Executive shall be entitled to receive the notice, payments, benefits and/or entitlements set out in Section 6.5 below.

(5)           Resignation. The Executive may terminate this Agreement and the Executive’s employment at any time by providing three (3) months’ advance written notice to the Company. The Company may elect to waive all or part of such notice, to the extent permitted by applicable employment standards legislation.

(6)           Material Breach. The Executive may terminate this Agreement and the Executive’s employment hereunder upon a material breach by the Company of a fundamental term or condition of this Agreement (“Material Breach”) if, upon, giving 30 days’ written notice to the Company of the Material Breach, the Company does not rectify the Material Breach within 30 days of receiving notice from the Executive. If the Company does not rectify the Material Breach within the 30-day period, the Company shall provide, and the Executive shall be entitled to receive the notice, payments, benefits and/or entitlements set out in Section 6.5 below.

Section 6.2 Termination by Reason of Death or Resignation.

If this Agreement and the Executive’s employment is terminated pursuant to Sections 6.1(1) or 6.1(5) above, then the Company shall pay to the Executive (or, in the case of the Executive’s death, to the Executive’s estate) an amount equal to the base salary, vacation pay and any other accrued unpaid compensation fully earned by and payable to the Executive up to the Date of Termination, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits or any damages whatsoever. Participation in all equity or profit participation plans (if any) terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional bonus or incentive award, pro rata or otherwise.

Section 6.3 Termination by Reason of Just Cause.

If this Agreement and the Executive’s employment is terminated pursuant to Section 6.1(3) above, then the Company shall pay to the Executive an amount equal to the base salary, vacation pay and any other accrued unpaid compensation fully earned by and payable to the Executive up to the Date of Termination, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits or any damages whatsoever, except as may be required by the Act. Participation in all equity or profit participation plans (if any) terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional bonus or incentive award, pro rata or otherwise, except as required by the Act.

Section 6.4 Termination by Reason of Total Disability.

If this Agreement and the Executive’s employment is terminated pursuant to Section 6.1(2) above, then the Company shall pay to the Executive an amount equal to the base salary, vacation pay and any other accrued unpaid compensation earned by and payable to the Executive up to the Date of Termination, and the Company shall provide to the Executive only the minimum payment in lieu of notice of termination, severance pay, benefits and other entitlements required by the Act (if any).

Section 6.5 Termination Without Just Cause or for Material Breach.

If this Agreement and the Executive’s employment is terminated by the Company without Just Cause pursuant to Section 6.1(4) above or by the Executive for Material Breach pursuant to Section 6.1(6), then the following provisions shall apply:

(1)           The Company shall pay to the Executive an amount equal to the base salary, vacation pay and any other accrued unpaid compensation fully earned by and payable to the Executive up to the Date of Termination.

(2)	The Company shall provide to the Executive the greatest of:

(a)	the minimum notice of termination, or payment in lieu of notice of termination, severance pay, benefits continuation and other minimum entitlements required by the Act; or

(b)	notice of termination, or base salary and benefits continuation in lieu thereof, equivalent to twelve months (provided however that if any benefit cannot be continued, due to carrier restrictions, the Company will provide the Executive with a sum equal to its portion of the benefit premiums for such benefits) (such period of time being the “Severance Benefit Period”); provided, however, that this Section 6.5(2) will be subject to any requirement under the Act to pay to the Executive the portion of such payments that constitutes the Executive’s minimum termination and severance pay entitlement in a lump sum within a prescribed time period under such legislation.

Section 6.6 All Inclusive.

The Executive acknowledges and agrees that provision of the entitlements set out in this Article 6 shall constitute full and final satisfaction of any claim which the Executive might have arising from or relating to the termination of the Executive’s employment, whether such claim arises under statute, contract, common law or otherwise. In the event that greater entitlements are required to be given by the Company to the Executive pursuant to the Act, Article 6 shall be construed as providing for the provision of such greater entitlements (and no more). For the avoidance of doubt, if the Company provides base salary in lieu of notice to the Executive pursuant to Section 6.5(2)(b), such base salary in lieu of notice shall be inclusive of severance pay under the Act, however, if the Company exercises its right to provide notice instead of pay in lieu thereof, the Executive will also be provided with any termination and severance pay still owing to the Executive pursuant to the Act in a lump sum within a prescribed time period under such legislation.

Section 6.7 Release.

Payments to the Executive upon termination in accordance with this Agreement by the Company, assuming such payments exceed the Executive’s minimum entitlements pursuant to Act, will be dependent upon the Executive signing a mutual full and final release, acknowledging that the payment is inclusive of, and satisfies all of the Executive’s entitlements pursuant to applicable legislation, contract, common law and equity, and will release the Company (including all current and former parent, subsidiary, related and affiliated corporations and divisions and all of its and their current and former officers, directors, agents, employees, successors and assigns) from any and all actions, causes of actions, proceedings, claims, demands or complaints including, without limitation, any claims in respect of the Executive’s hiring by, employment with and termination of employment with the Company and any human rights claims. However, and in any event, the Executive shall not be provided with less than the Executive’s minimum entitlements pursuant to the Act. Accordingly, without limitation, if the Executive refuses to sign a mutual full and final release, the Executive will be entitled to only such minimum notice of termination, or payment in lieu of notice of termination, severance pay, benefits continuation and other minimum entitlements required by the Act.

Section 6.8 Return of Property.

All equipment, keys, pass cards, credit cards, software, material, data, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the Business of the Company or containing Confidential Information, used or produced by the Executive in connection with the Executive’s employment, or in the Executive’s possession or under the Executive’s control, shall at all times remain the exclusive property of the Company. The Executive shall return all property of the Company in the Executive’s possession or under the Executive’s control in good condition, and all documents or property containing Confidential Information (without retaining any copy, electronic or otherwise), forthwith upon any request by the Company or upon any termination of this Agreement and of the Executive’s employment (whether voluntary or involuntary, lawful or unlawful, and with or without Just Cause).

Section 6.9 Change of Position Border Services Status Change.

(1)           Following a Border Services Status Change during the term of this Agreement, the Executive shall resign from his role as Executive Chairman, and continue in the Company’s employment in an alternate position that does not require the Executive to enter the United States (an “Alternate Position”). In this Alternate Position, the terms of this Agreement will remain the same and continue to apply to this employment relationship, including the Executive’s remuneration and benefits.

(2)           For the purposes of this Agreement, the term “Border Services Status Change” means the Executive is refused entry on more than one occasion into the United States after the Effective Date.

ARTICLE 7 – CONFIDENTIALITY & RESTRICTIVE COVENANTS

Section 7.1 Protection of Confidential Information.

While employed by the Company and following the termination of this Agreement and the Executive’s employment (whether voluntary or involuntary, lawful or unlawful, and with or without Just Cause), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein. The Executive agrees and acknowledges that the Confidential Information of the Company is the exclusive property of the Company to be used exclusively by the Executive to perform the Executive’s duties and fulfil the Executive’s obligations to the Company and not for any other reason or purpose. Therefore, the Executive agrees to hold all such Confidential Information in trust for the Company, and the Executive further confirms and acknowledges the Executive’s fiduciary duty to use the Executive’s best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information of which the Executive becomes aware. The Executive further agrees to assist the Company in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Executive is required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, by law, valid court order or subpoena, the Executive will, prior to disclosing such Confidential Information, provide the Company with prompt written notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Executive will not oppose action by, and will cooperate with, the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

Section 7.2 Corporate Opportunities.

Subject to the Executive’s right to participate in the Outside Activities in accordance with Section 4.1 hereof, and subject to any confidentiality obligations owed to such Outside Activities, any business opportunities related to the Business of the Company or any of its Affiliates which would be beneficial to the Business of the Company or any of its Affiliates and which become known to the Executive during the Executive’s employment hereunder shall be fully disclosed and made available to the Company and shall not be appropriated by the Executive under any circumstance without the prior written consent of the Company.

Section 7.3 Intellectual Property Rights.

The Executive acknowledges and agrees that:

(1)           All Company Works relating to or connected with any of the matters which have been, are or may become the subject of the Company’s Business or in which the Company has been, is or may become interested, are the exclusive property of the Company. The Executive hereby unconditionally and irrevocably waives any and all moral rights and “droit morale” in the Company Works.

(2)           The Executive shall promptly and fully disclose all Company Works to the Company and hereby irrevocably and unconditionally assigns, transfers and conveys, and agrees to assign, transfer and convey in the future, to the maximum extent permitted by applicable law, all proprietary and intellectual property rights in the Company Works (including but not limited to rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company, to the extent ownership of any such rights does not vest originally in the Company.

(3)           The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(4)           The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.

(5)           The Executive shall comply with all relevant policies and guidelines of the Company or its Affiliates regarding the protection of Confidential Information and intellectual property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. The Executive acknowledges that the Company or its Affiliates may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.

(6)           Confidential Information, Company Works and intellectual property, as defined and/or described herein shall not include any publicly available information or any information that Executive had or owned prior to the Effective Date or which was disclosed to the Executive by a third party who, to the knowledge of the Executive, did not owe a duty of confidentiality to the Company, or which was developed by the Executive prior to the Effective Date or which was developed by the Executive on the Executive’s own time with the Executive’s own tools and/or materials as set forth in Schedule C. The Executive acknowledges and agrees that except for those items listed in Schedule C, any and all such information, works, and/or intellectual property are those of the Company.

(7)           In respect of the Company Works, the Executive irrevocably and unconditionally consents to the fullest extent permitted by law (either present or future) to the Company, its licensees, contractors, assignees and successors and their licensees, and any other persons authorised by any of them:

(a)	using, disclosing, reproducing, copying, adapting, publishing, performing, exhibiting, communicating or transmitting any of the Company Works or any adaptation of any of them (or any part of any of the Company Works or of any such adaptation) anywhere in the world, in whatever form and in whatever circumstances the Company, its licensees, contractors, assignees and successors and their licensees, and any other person authorised by any of them, thinks fit, including the making of any distortions, additions or alterations to any of the Company Works, or mutilating or destroying any of the Company Works, or any adaptation of any of them (or any part of any of the Company Works or of any such adaptation) as so used, disclosed, reproduced, copied, adapted, published, performed, exhibited, communicated or transmitted; and

(b)	using, disclosing, reproducing, copying, adapting, publishing, performing, exhibiting, communicating or transmitting any of the Company Works or any adaptation of any of them (or any part of any of the Company Works or of any such adaptation) anywhere in the world without making any identification of the author in relation to any of them.

(8)           Upon cessation of active service with the Company, or at any time upon the Company’s request, the Executive shall return (without retaining any copies, electronic or otherwise) all Company Works created by the Executive (either solely or jointly with others) during the Executive’s employment with the Company. Without limiting the foregoing, the Executive agrees that the Executive does not and will not have the right to publish or otherwise utilize the Company Works on the Executive’s own behalf or on behalf of any third party.

Section 7.4 Non-Competition.

Subject to the Executive’s right to participate in the Outside Activities in accordance with Section 4.1 hereof, the Executive covenants that the Executive will not (without prior written consent of the Company) at any time during the period commencing as of the Effective Date and ending on the last day of the Severance Benefit Period, directly or indirectly, anywhere within the Territory, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, employee, consultant, or in any manner whatsoever, engage in, carry on or otherwise be concerned with, any United States multistate operator in the cannabis industry that is competitive with the Business. For greater certainty, the Executive’s involvement with: (i) a single state operator in the cannabis industry in the State of Michigan that holds minority interests in other entities; or (ii) any Outside Activity that may become competitive with the Business following the date of the Executive’s involvement in such Outside Activity, shall not violate the restrictive covenants contained in this Section 7.4.

Section 7.5 Non-Solicitation.

The Executive covenants that the Executive will not (without prior written consent of the Company) during the period commencing as of the Effective Date and ending on the last day of the Severance Benefit Period, directly or indirectly, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, employee, consultant, or in any manner whatsoever:

(1)           solicit or entice away, or endeavour to solicit or entice away from the Company, employ, or otherwise engage (as an employee, independent contractor, or otherwise) any person whom the Executive had contact with or Confidential Information about during the Executive’s employment with the Company (in connection with such employment), and who is employed by the Company or engaged as a contractor or consultant by the Company as at the Date of Termination or who was so employed or engaged within the twelve (12) month period preceding such date; or

(2)            for any purpose competitive with the Business, canvass, solicit or approach for orders, or cause to be canvassed or solicited or approached for orders from any person or entity whom the Executive had contact with or Confidential Information about during the Executive’s employment with the Company (in connection with such employment), and who is or which is a customer, client, supplier, licensee or business relation of the Company as at the Date of Termination or within the six-month period preceding such date; or

(3)            induce or attempt to induce any customer, client, supplier, licensee or business relationship of the Company whom the Executive had contact with or Confidential Information about during the Executive’s employment with the Company (in connection with such employment), to cease doing business with the Company; or

(4)           at any time following the date the Executive ceases to be an employee of the Company (regardless of whether such termination is voluntary or involuntary, lawful or unlawful, and with or without Just Cause), disparage or denigrate the Company or its Affiliates or their respective businesses, officers or employees.

Section 7.6 Company.

For the purposes of Sections 7.1 to 7.5, references to the “Company” shall be deemed to include the Company, its Affiliates and, its successors (whether direct or indirect) by purchase, amalgamation, merger or otherwise of the Business.

Section 7.7 Passive Investments.

Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to ten percent (10%) of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

ARTICLE 8– DIRECTORS AND OFFICERS LIABILITY

Section 8.1 Directors and Officers Liability.

During and after the term of this Agreement, the Company shall:

(1)           maintain for the Executive’s benefit directors and officers liability insurance in respect of the period during which the Executive is a director at levels equivalent to that provided to other officers and directors of the Company; and

(2)           indemnify and hold the Executive harmless to the fullest extent permitted by applicable law with regard to any action or inaction of the Executive provided:

(a)	he acted honestly and in good faith with a view to the best interests of the Company; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

This Section 8.1 shall survive any termination of this Agreement.

ARTICLE 9– REMEDIES

Section 9.1 Remedy.

The Executive acknowledges and agrees that the Executive is employed in a fiduciary capacity, with obligations of trust and loyalty owed by the Executive to the Company. Accordingly, the Executive agrees that the restrictions in Article 7 are reasonable in the circumstances of the Executive’s employment and that the business and affairs of the Company cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement.

Section 9.2 Injunctions, etc.

The Executive acknowledges and agrees that, in the event of a breach of the covenants, provisions and restrictions in Article 7 by the Executive, the Company’s remedy in the form of monetary damages will be inadequate. Therefore, the Company is hereby authorized and entitled, in addition to all other rights and remedies available to it at law or in equity, to interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach without the necessity of posting a bond or other security, and Executive consents to the entry of such relief.

Section 9.3 Loss of Entitlements.

In addition to all other rights and remedies available to the Company, the Executive acknowledges and agrees that the Executive will immediately lose and not be entitled to the payments and benefits set out in Section 6.5(2)(b) (if applicable) which exceed the minimum entitlements required by the Act if the Executive breaches any of the covenants in Article 7.

Section 9.4 Survival.

Each and every provision of Article 1, Article 7, Article 8 and Article 9 shall survive the termination of this Agreement and the Executive’s employment hereunder (regardless of whether such termination is voluntary or involuntary, lawful or unlawful and with or without Just Cause).

ARTICLE 10 – GENERAL CONTRACT TERMS

Section 10.1 Currency.

Unless otherwise specified, all amounts payable pursuant to this Agreement are expressed in and shall be paid in Canadian currency.

Section 10.2 Withholding.

All amounts paid or payable and all benefits, perquisites, allowances or entitlements provided to the Executive under this Agreement are subject to applicable taxes and withholdings.

Section 10.3 Rights and Waivers.

All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

Section 10.4 Waiver.

Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

Section 10.5 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.6 Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by electronic transmission or mailed by prepaid registered mail addressed as follows:

to the Company at:

Vireo Health International, Inc.

1330 Lagoon Avenue, 5th Floor

Minneapolis, MN 55408 USA

Attention: General Counsel

to the Executive at:

Bruce Linton

9 Shamrock Place

Ottawa, ON K2R 1A9 Canada

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by electronic transmission or mailed as aforesaid, upon the date the electronic transmission is sent or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

Section 10.7 Successors and Assigns.

This Agreement shall inure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) and permitted assigns. The Company shall have the right to assign this Agreement, or the benefit thereof, to any of its Affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise). The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Company” hereunder shall include such successor. The parties agree that the services to be provided by the Executive are personal in nature, and therefore the Executive shall not subcontract, assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement.

Section 10.8 Amendment.

No amendment of this Agreement will be effective unless made in writing and signed by both parties.

Section 10.9 Entire Agreement.

This Agreement, the warrant certificates representing the Incentive Warrants and the promissory note representing the Loan (collectively, the “Agreement Documents”) constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written with respect to the Executive’s continued employment with the Company. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied) except as specifically set out in the Agreement Documents.

Section 10.10 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

Section 10.11 Headings.

The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

Section 10.12 Independent Legal Advice.

The parties acknowledge that, prior to executing this Agreement, they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily.

Section 10.13 Counterparts.

This Agreement may be executed in any number of counterparts, and delivered by facsimile or other means of electronic transmission, each of which shall be deemed to be one and the same instrument and an original document.

Section 10.14 Ambiguities.

As each party and its legal counsel have participated in the review and revision of this Agreement, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

(Signature Page Follows)

The parties have executed this Agreement as of the date first written above.

VIREO HEALTH INTERNATIONAL, INC.

By:	/s/ Kyle Kingsley
Name: Kyle Kingsley
Title: Chief Executive Officer

/s/ Bruce Linton
BRUCE LINTON

Schedule A – [Intentionally deleted.]

[Intentionally deleted.]

A - 1

Schedule B – Promissory Note

GRID PROMISSORY NOTE

[●], 2020

1.                  FOR VALUE RECEIVED, VIREO HEALTH INTERNATIONAL INC. (the “Lender”) agrees to lend to BRUCE LINTON, an individual resident in the City of Ottawa, in the Province of Ontario (the “Borrower”), and the Borrower promises to repay to or to the order of the Lender the unpaid principal balance of all advances made by the Lender to the Borrower in accordance with the terms hereof (“Advances”), together with interest on such Advances as hereinafter provided for, made by the Lender to the Borrower as recorded by the Lender on the grid attached as Schedule “A” hereto, and if more than one grid is attached hereto, on the grids sequentially numbered and attached hereto (collectively, the “Grid”).

2.                  This promissory note and the obligations hereunder shall become effective immediately upon the first exercise of any of the first tranche incentive warrants issued to the Borrower by the Lender on November 6, 2019 (the “Warrants”) and no Advances may be made pursuant to the terms hereof except for the sole purpose of funding the exercise price of Warrants beneficially owned by the Borrower at the time such Warrants are exercised. This promissory note is being issued in connection with the amended and restated employment agreement entered into between the Borrower and the Lender dated on or about the date hereof and its terms shall be read in conjunction therewith.

3.                  The Borrower shall pay interest on the principal balance of all Advances from time to time outstanding hereunder, from the respective dates of such Advances to and including the dates of their respective repayment, at the rate of interest per annum equal to two per cent (2%). Interest shall be due and payable at the time of the repayment of the Advances pursuant to Section 6 hereof.

4.                  Interest at the aforesaid rate shall continue to be payable until the principal amount of each Advance has been repaid in full and in case default shall be made in payment of any sum to become due for interest, compound interest shall be payable on the sum in arrears for interest from time to time, as well after as before maturity, at the rate provided for herein.

5.                  This promissory note shall evidence a running account of Advances and notwithstanding that the principal sum may be reduced to zero or may show a credit in favour of the Borrower from time to time this promissory note shall continue in full force and effect with respect to any Advances of the principal sum made thereafter. No Advance will be made by the Lender hereunder if such Advance would result in the aggregate outstanding principal balance of all Advances being in excess of US$10,200,000 following such Advance.

6.                  Entries recorded by the Lender on the Grid shall, absent manifest error, be prima facie evidence of all amounts shown thereon, unless within thirty (30) days of receipt of a copy of such entries, the Borrower claims and establishes that an error has been made. Otherwise, such entries, absent manifest error, shall then be admissible in any proceedings as full and conclusive evidence of such amounts and shall be binding on the Borrower to the same extent and effect as though the Borrower had executed a separate promissory note for each of such entries. Notwithstanding the foregoing, entries of Advances made pursuant to the terms of this promissory note shall be recorded by or on behalf of the Lender only following receipt by the Lender of an advance request from the Borrower in the form attached hereto as Schedule “B” (each an “Advance Request”) and delivery by the Lender of the Advance requested by the Borrower in any such Advance Request.

7.                  The principal amount of all Advances at any time outstanding, together with all accrued but unpaid interest as hereinbefore provided for, shall be due and payable on the happening of any one of the following events, whichever first occurs:

(a)	the commencement of any proceeding against the Borrower, whether voluntary or involuntary or whether instituted by or against the Borrower, under the Bankruptcy and Insolvency Act (Canada) or any other similar legislation of any jurisdiction seeking (i) an order declaring the Borrower insolvent or bankrupt or (ii) the appointment (provisional, interim, or permanent) of any receiver, receiver and manager, trustee, monitor, custodian, liquidator; provided however, that no such proceeding shall cause the amounts payable hereunder to become due and payable if it is being contested by the Borrower in good faith by appropriate proceedings so long as enforcement remains stayed, none of the relief sought is granted (either on an interim or permanent basis), and the proceeding is dismissed within 90 days of its commencement); or

(b)	the Borrower fails to pay any interest required to be paid hereunder within 5 business days after the date such interest becomes due and payable.

In case of any such event, at any time after its occurrence, the Lender may by written notice to the Borrower declare the whole of the principal balance of all Advances made to the Borrower to be immediately due and payable (whereupon the same, together with accrued interest thereon and any other sums owed by the Borrower hereunder, shall become so payable).

8.                  Subject to any other agreement to the contrary, the Borrower shall be entitled to prepay all or any part or parts of the principal sum at any time or times and from time to time without notice, penalty or bonus.

9.                  Any amount paid hereunder shall be applied firstly in satisfaction of any accrued and unpaid interest and secondly in satisfaction of the principal sum of Advances due hereunder. In the event the Lender obtains judgment on this promissory note, interest at the aforesaid rate shall be payable on the amount outstanding under the said judgment.

10.              The Borrower hereby waives the benefit of division and discussion, demand and presentment for payment, notice of nonpayment, protest and notice of protest of this promissory note.

11.             This promissory note may only be amended by a written document signed by each of the Lender and the Borrower.

12.              This promissory note shall be governed by the laws in force in the Province of British Columbia and shall not be changed, modified, discharged or cancelled orally or in any manner other than by agreement in writing signed by the Lender or its heirs, executors, administrators, successors or assigns.

13.              The parties acknowledge that they have required that this agreement and all related documents be prepared in English. Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en Anglais.

[SIGNATURE PAGE FOLLOWS]

DATED as of the date first above written.

Signature of Witness	BRUCE LINTON

VIREO HEALTH INTERNATIONAL, INC.

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE “A” TO GRID PROMISSORY NOTE

BETWEEN BRUCE LINTON AND VIREO HEALTH INTERNATIONAL, INC.

DATED [●], 2020

Date	Amount Advanced	Purpose	Amount Paid	Outstanding Balance	Notation by

SCHEDULE “B” TO GRID PROMISSORY NOTE

BETWEEN BRUCE LINTON AND VIREO HEALTH INTERNATIONAL, INC.

FORM OF ADVANCE REQUEST

TO:	VIREO HEALTH INTERNATIONAL, INC. (the “Lender”)

FROM:	BRUCE LINTON (the “Borrower”)

DATE:

Reference is made to the promissory note between the Borrower and the Lender (the “Promissory Note”) dated [●], 2020.

The Borrower hereby requests that an advance be made in the amount of [$                 ] on [date] in accordance with the terms of the Promissory Note.

Dated:

BRUCE LINTON

B - 1

Schedule C – Executive Information, Works, and/or Intellectual Property

None.

C - 1

Schedule D – Form 45-106F12

Risk Acknowledgement Form for Family, Friend and

Business Associate Investors

WARNING!

This investment is risky. Don’t invest unless you can afford to lose all the money you pay for this investment.

SECTION 1 TO BE COMPLETED BY THE ISSUER
1. About your investment
Type of securities: Warrants to purchase subordinate voting shares of the Issuer	Issuer: VIREO HEALTH INTERNATIONAL, INC.
SECTIONS 2 TO 4 TO BE COMPLETED BY THE PURCHASER
2. Risk acknowledgement
This investment is risky. Initial that you understand that:	Your initials
Risk of loss – You could lose your entire investment of $ [N/A].
Liquidity risk – You may not be able to sell your investment quickly – or at all.
Lack of information – You may receive little or no information about your investment. The information you receive may be limited to the information provided to you by the family member, friend or close business associate specified in section 3 of this form.
3. Family, friend or business associate status
You must meet one of the following criteria to be able to make this investment. Initial the statement that applies to you:	Your initials

A)    You are:

1)         [check all applicable boxes]

             ☐    a director of the issuer or an affiliate of the issuer

             ☒   an executive officer of the issuer or an affiliate of the issuer

             ☐    a control person of the issuer or an affiliate of the issuer

             ☐    a founder of the issuer

OR

2)         [check all applicable boxes]

☐    a person of which a majority of the voting securities are beneficially owned by, or a majority of the directors are, (i) individuals listed in (1) above and/or (ii) family members, close personal friends or close business associates of individuals listed in (1) above

☐    a trust or estate of which all of the beneficiaries or a majority of the trustees or executors are (i) individuals listed in (1) above and/or (ii) family members, close personal friends or close business associates of individuals listed in (1) above

B) You are a family member of                                      [Instruction: Insert the name of the person who is your relative either directly or through his or her spouse], who holds the following position at the issuer or an affiliate of the issuer:                              .

You are the                                    of that person or that person’s spouse.

[Instruction: To qualify for this investment, you must be (a) the spouse of the person listed above or (b) the parent, grandparent, brother, sister, child or grandchild of that person or that person’s spouse.]

C) You are a close personal friend of [Instruction: Insert the name of your close personal friend], who holds the following position at the issuer or an affiliate of the issuer: .
D) You are a close business associate of [Instruction: Insert the name of your close business associate], who holds the following position at the issuer or an affiliate of the issuer: .

4. Your name and signature

By signing this form, you confirm that you have read this form and you understand the risks of making this investment as identified in this form. You also confirm that you are eligible to make this investment because you are a family member, close personal friend or close business associate of the person identified in section 5 of this form.

First and last name (please print):
Signature:	Date:
SECTIONS 5 TO BE COMPLETED BY PERSON WHO CLAIMS THE CLOSE PERSONAL RELATIONSHIP, IF APPLICABLE
5. Contact person at the issuer or an affiliate of the issuer

[Instruction: To be completed by the director, executive officer, control person or founder with whom the purchaser has a close personal relationship indicated under sections 3B, C or D of this form.]

By signing this form, you confirm that you have, or your spouse has, the following relationship with the purchaser: [check the box that applies]

☐   family relationship as set out in section 3B of this form

☐   close personal friendship as set out in section 3C of this form

☐   close business associate relationship as set out in section 3D of this form

First and last name of contact person (please print):
Position with the issuer or affiliate of the issuer (director, executive officer, control person or founder):
Telephone:	Email:
Signature:	Date:
SECTIONS 6 TO BE COMPLETED BY THE ISSUER
6. For more information about this investment

Vireo Health International, Inc.

1330 Lagoon Avenue, 4th Floor

Minneapolis, Minnesota

55408

Attn: Michael Schroeder, General Counsel and Chief Compliance Officer

Phone: 612.314.8996

michaelschroeder@vireohealth.com | vireohealth.com

For more information about prospectus exemptions, contact your local securities regulator. You can find contact information at www.securities-administrators.ca.

Signature of executive officer of the issuer (other than the purchaser):	Date:

D - 4